Exhibit 2.5

Entrepreneur Resorts Limited

(Incorporated in the Republic of Seychelles on 9 May 2017)

(Company Number 194139)

ISIN: SC3283DEIE74

(“ERL” or “the Company”)

ANNOUNCEMENT: GENIUS GROUP LIMITED OFFER TO PURCHASE ALL OF ERL SHARES

The Directors would like to inform the market that in accordance with the Securities (Takeovers) Regulation under Seychelles law there has been an offer to purchase all shares of the Company.

1.	Terms of the offer:

o	Genius Group Limited (“Offeror”) is offering to purchase all shares of ERL at USD 2.40 per share, the deal will be an exchange of Genius Group shares to equivalent value.

o	The consideration is shares in the Offeror at the rate of one (1) Genius Group share for every fourteen point five-three (14.53) shares in ERL (with part shares rounded up) – calculated using Genius Group current share price of $34.87.

o	In accordance with the Offeror’s Articles and Association, the Offeror is allowed to issue new shares without taking authorisation from existing shareholders.

o	The newly issued shares in Genius Group Limited will rank pari passu in all respects with the existing shares of the Offeror.

o	There is currently an option for loan holders to convert their loans to equity in ERL, this could potentially increase the number of shares in issue to 13,725,060 shares.

o	Genius Group has also made an existing investment into ERL as discussed in point 3 below, increasing the number of shares by a further 400,000.

2.	Identity of offeror:

o	Genius Group Limited (“Offeror”), a professional service provider registered in Singapore, office address #18-15, The Great Room, Centennial Tower, 3 Temasek Avenue, Singapore 039190.

o	The Offeror’s targeted focus is in service areas helping and consulting with start-ups and small businesses.

3.	Existing holding of voting rights in ERL:

o	The Offeror has invested USD 800,000 into ERL and there is an agreement between the two companies that regardless of when the investment was made, shares would be issued before the offer transaction has taken place.

4.	Offer conditions:

o	The offer will be accepted on condition that 50%+1 of shareholders agree to the acquisition.

o	The listing will remain on MERJ EXCHANGE following the acquisition.

5.	Details of any arrangement in relation to shares of Genius or ERL and which may be material to the offer:

o	There are no other arrangements in this regard.

The Company will be appointing an independent advisor that meets the requirements of the Regulations and thereafter advise the shareholders and the Authority accordingly. The advisor will evaluate and confirm if the resources available to the offeror are sufficient to satisfy full acceptance of the offer.

Following the Schedule 1 document being made public, ERL will have 14 days to respond to the offer with relevant information contained in Schedule 2 of the Takeover Regulations.

Shareholders are advised to trade with caution during this time.

Seychelles

14 May 2020

Sponsor

PKF CAPITAL

A division of PKF Capital Markets (Seychelles) Limited

Securities Act 2007 – Securities (Takeovers) Regulations, 2008

Schedule 1 – Offer for Genius Group Ltd to purchase all of the issued ordinary shares of Entrepreneur Resorts Limited (“ERL”)

If you are in doubt as to any aspect of this offer, you should consult a licensed securities dealer, lawyer, accountant or other professional advisor.

If you have sold all your shares in ERL you should at once hand this document and the accompanying form to the purchaser or to the bank or dealer or other agent through whom the sale was affected for transmission to the purchaser.

The Offeror

•	Herewith stands an offer for Genius Group Ltd (the "Purchaser" or the “Offeror”), a company organized and existing under the laws of Singapore, with its head office located at #18-15, The Great Room, Centennial Tower, 3 Temasek Avenue, Singapore 039190 to purchase all 13,725,060 shares of Entrepreneur Resorts Limited (“ERL” or the “Offeree’).

•	None of the securities acquired in pursuance of the offer will be transferred to any other persons.

Intentions regarding the Offeree company and its shareholders

•	The Purchaser consists of the following directors and controlling shareholders:

a.	Directors:-

▪	Roger James Hamilton

b.	Controlling shareholders:- Roger James Hamilton 69.13%

•	Below sets out the offeror’s intentions regarding the Offeree Company and its shareholders:

a.	The Purchaser intends to continue operation of the business of ERL without interruption to the existing plan.

b.	The Purchaser does not intend to introduce any major changes to the business, other than synergistic benefits.

c.	The Purchaser does not intend any changes regarding continued employment of the employees of ERL.

d.	The Purchaser’s intention regarding the long-term commercial justification for the proposed offer is to achieve synergistic benefits as a result of the Purchaser and ERL working closely together.

Shareholdings and Dealings

•	Details of shareholdings are provided below:

a.	Of Genius Group in ERL:

▪	400,000 prescribed shares but not yet issued.

b.	Entrepreneur Resorts Pte Ltd in Genius Group:

▪	40,000 shares.

c.	There are no persons in Genius and in ERL (in the case of a securities exchange offer only) acting in concert with Genius.

d.	There are no persons in Genius and in ERL (in the case of a securities exchange offer only) owned or controlled by any persons who, prior to the posting of the offer document have irrevocably committed themselves accept or reject the offer

•	The Purchaser acquired 400,000 shares in ERL at $2 per share in two tranches – 200,000 on 31/12/2019 and 200,000 on 31/1/2020.

Partial offer

•	Not applicable

Shares offered for and dividends

•	The offer is for the ordinary shares of ERL cum dividend.

Conditions of the offer

•	The price offered is $2.40 and the consideration is shares in the Purchaser at the rate of one (1) Genius Group share for every fourteen point five-three (14.53) shares in ERL (with part shares rounded up) – calculated using Genius Group current share price of $34.87.

Conditions upon acceptance

•	The offer is conditional upon acceptances being received in respect of a minimum of 50.1% of all of the shares issued by ERL, and the last day on which the offer can be accepted is 12/05/2020.

Compulsory acquisition

•	The Purchaser does not intend to avail itself of any powers of compulsory acquisition.

Market prices of ERL’s shares being offered

•	The closing price on the securities exchange of the securities of the offeree company which are subject to the offer –

a.	On the latest practicable date prior to the publication of the document;

b.	On the latest business day immediately preceding the date of the initial announcement of the offer;

c.	At the end of each of the 6 calendar months preceding the date of the initial announcement:

Month		Share Price
31	October 2019	USD 1.99
30 November 2018		USD 1.88
31 December 2019		USD 1.97
31	January 2020	USD 1.97
29	February 2020	USD 1.78
31 March 2020		USD 1.70

▪	The highest closing market price details are as per below:

•	USD 1.99 per share which lasted from 29 October 2019 until 18 November 2019.

▪	The lowest closing market price details are as per below:

•	USD 1.70 per share which lasted from 13 March 2020 and is still currently at that price as of 17/04/2020.

Cash resources for the offer

•	The offer does not include any element of cash.

Financial Information

Genius Group Financial Information:

a.	the last 5 financial years for which the information has been published, turnover, net profit or loss before and after taxation, the charge for tax, extraordinary items, minority interests, the amount absorbed by dividends, and earnings and dividends per share;

▪	Audited Financial Statements 2016-2018 (Wealth Dynamics Pte Ltd unaudited) – Annexure 2 (Page 8–188)

b.	a statement of the assets and liabilities shown in the last published audited accounts;

▪	Audited Financial Statements 2016-2018 (Wealth Dynamics Pte Ltd unaudited) – Annexure 2 (Page 8–188)

c.	all material changes in the financial or trading position of the offeror subsequent to the last published audited accounts or a statement that there are no known material changes;

Note – changes during 2019.

▪	The company formerly known as GeniusU Pte Ltd acquired Wealth Dynamics Pte Ltd as a wholly owned subsidiary.

▪	The company formerly known as GeniusU Pte Ltd changed name to Genius Group Pte Ltd.

▪	Genius Group Pte Ltd converted to a public company and became known as Genius Group Ltd.

▪	GeniusU Pte Ltd was incorporated as a new company.

▪	Genius Group Ltd sold its tech business to GeniusU Pte Ltd.

▪	Global Partnership agreement and sponsorship agreement with ERL.

Financial statements for periods before and after these changes including subsidiaries can be read as a continuity of the current businesses now owned by Genius Group Ltd.

Memorandum and articles – Annexure 3 (Page 189–216)

Name change documents – Annexure 4 (Page 217)

Unaudited management financial statements 2019 – Annexure 5 (Page 218 – 222)

d.	details relating to the items referred to in (a) in respect of any interim statement or preliminary announcement made since the last published audited accounts; and

Refer to Unaudited management financial statements 2019 – Annexure 5 (Page 218 – 222)

e.	significant accounting policies together with any points from the notes to the accounts which are of major relevance to an appreciation of the figures.

Refer financial statements 2016-2018 – Annexure 2 (Page 8–188)

Details of benefit

•	No benefit will be given to any director of ERL as compensation for loss of office or otherwise in connection with the offer.

Details of agreement/arrangement

•	There are no agreements or arrangements between the Purchaser and any of the directors of ERL or any person which is conditional on the outcome of the offer or otherwise connected with the offer.

Regulatory obligations

•	Statement of the obligations of the Purchaser and the rights of the offeree shareholders under regulations 51 to 58. – Annexure 1 (page 6-7)

Further information in cases of securities exchange offers

•	Additional information given by the Purchaser in relation to offering its securities in exchange for the securities of ERL:

a.	The nature and particulars of its business:

▪	Genius Group is the world’s leading Entrepreneur Education Group. The group is building a curriculum, faculty, campuses and Ed Tech platform to deliver entrepreneur education globally through events, camps, accelerators, schools and companies. Genius Group is growing as a venture builder, acquiring entrepreneur education companies, adding them to our platform, and then increasing their revenue and capital value.

Genius Group Investor Deck – Annexure 6 (Page 223-249)

b.	The date and country of its incorporation:

▪	30/11/2015, Singapore;

c.	The address of its principal office:

▪	8 Amoy Street, #01-01, Singapore 049950

d.	Share capital:

▪	Authorised – N/A

▪	Issued – 1,639,076

▪	Options – N/A

▪	Rights of the ordinary shareholders in respect of:

•	capital – right to share of capital value on windup

•	dividends – right to be considered for a dividend

•	voting – right to vote at general meetings

e.	The shares being offered will rank pari passu with the existing issued shares of the company;

f.	The number of shares issued since the end of the last financial year of the company are 12,768;

g.	Details of options, warrants and conversion rights affecting shares in Genius Group:

▪	Genius Group Employees are entitled to receive Share Option after completion successful service for full financial year which can be exercised one year later from completion of FY. Example all the employees who have been with company for full year 2019 are entitled for a share option, same can be exercised if they stay with the company till the end of Dec 2020;

h.	Details of any re-organisation of capital during the two financial years preceding the date of the offer:

▪	See Financial Information point c. “Note – changes during 2019”;

i.	There are no bank overdrafts or loans, or other similar indebtedness, mortgages, charges, or guarantees or other material contingent liabilities of the Purchaser and any of its subsidiaries – an acquisition payment is due to the seller of Wealth Dynamics Pte Ltd payable at the end of 1st year (Jul 20) and 2nd year (Jul 21);

j.	There is no material litigation to which the company is, or may become, a party;

k.	There have been no material contracts entered into not more than two years before the date of the offer, not being a contract entered into in the ordinary course of the business carried on or intend to be carried on by the company; and

l.	How and when the documents evidencing title to the securities will be issued?

▪	After completion of KYC, shareholder signs an application for shares and submits to secretary, then share certificate issued by company secretary within 1 month.